Exhibit 99.1

News Release AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com
AMERISOURCEBERGEN SIGNS DEFINITIVE AGREEMENT
TO PURCHASE PREMIER SOURCE
VALLEY FORGE, PA, September 2, 2011 — AmerisourceBergen Corporation (ABC: NYSE)today announced that it has signed a definitive agreement to purchase Premier Source, a privately held company that provides consulting and reimbursement services to medical device, pharmaceutical, molecular diagnostic, and biotechnology manufacturers, as well as other health services companies. The financial terms of the transaction were not disclosed.
“We are very excited about Premier Source joining AmerisourceBergen,” said Peyton Howell, President of AmerisourceBergen Consulting Services (ABCS) and Senior Vice President, Business Development of AmerisourceBergen. “Premier Source has been focused on the diagnostics market, and their business complements the work we do in both our consulting businesses under Lash Group and Xcenda.”
“We are extremely pleased that our company will continue to thrive as part of AmerisourceBergen,” added Sinead Foley, President of Premier Source. “The integration will help strengthen our focus on emerging diagnostic, biotech and device manufacturers; and in turn, differentiate our group.”
“With our broad range of market access programs,” Howell continued, “The acquisition of Premier Source provides ABCS with strategically expanded capabilities to help our business partners positively impact patients’ lives.”
Premier Source, headquartered in San Mateo, CA, with an office in Portland, OR, will be a business unit within ABCS, and Foley will continue with the title of President of Premier Source, reporting into Lash Group’s President Tracy Foster. Founded in 2004, Premier Source offers expertise in the areas of managed care and reimbursement, particularly for life sciences companies developing novel therapies and molecular diagnostics, helping those clients eliminate barriers to coverage for their products.

News Release
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With $80 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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